EXHIBIT 99.2

Liberty Global to Acquire the Largest
Broadband Cable Operator in Romania

Denver, Colorado — July 22, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB) today announced that its European subsidiary, UPC Broadband, has reached an agreement to acquire from a group of Romanian entrepreneurs, foreign investors and AIG New Europe Fund, 100% of one of Romania’s largest broadband telecommunications operators, Astral Telecom SA (“Astral”). Astral currently serves approximately 890,000 video, voice and data revenue generating units (RGUs). Liberty Global already operates in other parts of the country through UPC Romania with over 360,000 RGUs.

Liberty Global will acquire 100% of the shares of Astral for a price of $404.5 million, which together with the anticipated net debt at closing of $12 million, represents approximately 7.8 times estimated 2005 operating cash flow before network and operational synergies.

The transaction is subject to approval by the Romanian competition authorities and is expected to close in the fourth quarter of 2005.

Mike Fries, President and Chief Executive Officer of Liberty Global, said, “This acquisition extends our significant footprint in Central & Eastern Europe, where we currently generate our strongest revenue and operating cash flow growth. Astral has a major presence in the Romanian capital city of Bucharest, and has upgraded over 50% of its network to support advanced broadband voice and data services. If approved, this transaction will accelerate our investment in the balance of Astral’s and UPC’s networks.”

About Liberty Global, Inc.

Liberty Global owns interests in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the United States in terms of subscribers. Based on the Company’s consolidated operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the targeted closing date for the Astral acquisition, Astral’s estimated 2005 operating cash flow, and its estimated total enterprise value. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including the receipt and timing of necessary regulatory approval, Astral’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Astral system, continued use by subscribers and potential subscribers of the Astral services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global Contacts

Richard S.L. Abbott	Bert Holtkamp
Investor Relations — Denver	Corporate Communications
(303) 220-6682	+31 20 778 9447

Christopher Noyes	Dennis Okhuijsen
Investor Relations — Denver	Investor Relations — Europe
(303) 220-6693	+31 20 778 9901